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                                                                       EXHIBIT 4






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                         SECOND SUPPLEMENTAL INDENTURE

                          Dated as of February 2, 1998

                                       to

                                   INDENTURE

                            Dated as of May 6, 1997

                                       by


                             EV INTERNATIONAL, INC.


                                  in favor of


                    MANUFACTURERS AND TRADERS TRUST COMPANY,
                                           as Trustee



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        SECOND SUPPLEMENTAL INDENTURE dated as of February 2, 1998, made by EV
INTERNATIONAL, INC., a Delaware corporation, ("EV International"), in favor of MANUFACTURERS AND TRADERS TRUST COMPANY, a New York trust company, as trustee (the "Trustee") for the holders of the Securities referred to below.

                              W I T N E S S E T H

        WHEREAS, Telex Communications, Inc., a Delaware corporation ("Telex"), and the Trustee are parties to an indenture dated as of May 6, 1997 (as modified by the First Supplemental Indenture thereto, the "Indenture"), under which $125,000,000 aggregate principal amount of Telex's 10 1/2% Senior Subordinated Notes due 2007 (the "Securities") are issued and outstanding;

        WHEREAS, Telex and EV International, along with their respective corporate parents and certain other parties, have entered into an Exchange Agreement and Plan of Merger (the "Exchange and Merger Agreement") pursuant to which (i) such corporate parents are expected to merge and (ii) Telex will be merged with and into EV International (the "Merger"), with EV International continuing as the surviving corporation of the Merger;

        WHEREAS, in connection with the Merger, EV International will, by operation of law, succeed to all of the obligations and liabilities of Telex, including, without limitation, all of Telex's obligations and liabilities as obligor under the Indenture and the Securities;

        WHEREAS, upon completion of the Merger, EV International will change its name to "Telex Communications, Inc.";

        WHEREAS, Section 5.1 of the Indenture provides that EV International shall, in connection with the foregoing, execute and deliver to the Trustee a supplemental indenture for the purpose of evidencing the assumption by EV International of the obligations of Telex under the Indenture and the Securities; and

     WHEREAS, the execution and delivery of this Second Supplemental Indenture has been authorized by Board Resolutions of the Board of Directors of EV International;


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        NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, it is agreed, for the equal and proportionate benefit of all holders of the Securities, as follows:




                                  ARTICLE ONE

                 REPRESENTATIONS OF TELEX AND EV INTERNATIONAL


        EV International represents and warrants for the benefit of the Trustee as follows:

        SECTION 1.1. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        SECTION 1.2. The execution, delivery and performance by it of this Second Supplemental Indenture have been authorized and approved by all necessary corporate action on the part of it.



                                  ARTICLE TWO

                           ASSUMPTION AND AGREEMENTS


        SECTION 2.1. EV International hereby expressly assumes all of the obligations of Telex under the Indenture and the Securities, including, but not limited to, (i) the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities when due, whether at maturity, by acceleration, by optional redemption, by mandatory prepayment or otherwise, and all other monetary obligations of Telex under the Indenture and the Securities and (ii) the full and punctual performance of every covenant of and all other obligations under the Indenture on the part of Telex to be performed or observed under the Indenture and the Securities.

        SECTION 2.2. EV International shall succeed to and be substituted for Telex under the Indenture and the Securities, with the same effect as if EV International had been named as the "Company" therein.




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        SECTION 2.3.  Due to EV International's name change to "Telex
Communications, Inc.", the Securities shall continue to bear the name "Telex Communications, Inc." as obligor thereunder.



                                 ARTICLE THREE


                                 MISCELLANEOUS


        SECTION 3.1. By its acknowledgment of this Second Supplemental Indenture, the Trustee accepts the modification of the Indenture effected by this Second Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, (i) the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of Telex and EV International and (ii) makes no representation and shall have no responsibility as to the validity and sufficiency of this Second Supplemental Indenture or the proper authorization or the due execution hereof by EV International and Telex.

        SECTION 3.2. If and to the extent that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision included in this Second Supplemental Indenture, or in the Indenture, which is required to be included in this Second Supplemental Indenture or the Indenture by any of the provisions of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such required provision shall control.

        SECTION 3.3. Except as expressly amended by the Second Supplemental Indenture and hereby, the Indenture is in all respects ratified and confirmed by the parties hereto and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

        SECTION 3.4. Nothing in this Second Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Second Supplemental Indenture.

        SECTION 3.5. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Indenture.


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        SECTION 3.6.  THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN
ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.


        SECTION 3.7. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

        SECTION 3.8. This Second Supplemental Indenture shall become effective as of the effective time of the Merger.




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        IN WITNESS WHEREOF, the undersigned has caused this Second Supplemental
Indenture to be duly executed as of the day and year first above written.


                                           EV INTERNATIONAL, INC. (TO BE
                                            RENAMED TELEX
                                           COMMUNICATIONS, INC.)



                                           By:/s/ Christine K. Vanden Beukel
                                              --------------------------------
                                              Name: Christine K. Vanden Beukel
                                              Title: Secretary



Acknowledged by the Trustee, as of the day and year first above written:

MANUFACTURERS AND TRADERS
 TRUST COMPANY, as Trustee



By: Russell T. Whitley
    ---------------------------
    Name: Russell T. Whitley
    Title:   Assistant Vice President






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